Exhibit 5.1
North Point • 901 Lakeside Avenue • Cleveland, Ohio 44114.1190
Telephone: +1.216.586.3939 • jonesday.com

June 29, 2023
Fortrea Holdings Inc.
8 Moore Drive
Durham, NC 27709
Re:    Registration Statement on Form S-8 Filed by Fortrea Holdings Inc.
Ladies and Gentlemen:
We have acted as counsel for Fortrea Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration of 13,500,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company that may be issued or delivered and sold pursuant to the Fortrea Holdings Inc. 2023 Omnibus Incentive Plan and the Fortrea Holdings Inc. Employee Stock Purchase Plan (collectively, the “Plans”).
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and the authorized forms of stock option, restricted stock unit, performance stock unit, or other applicable award will be, when issued or delivered and sold in accordance with the applicable Plan, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee thereof.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS
DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID
MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH
SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON